EXHIBIT 15.1

December 15, 2003

Premcor Inc.
1700 East Putnam Avenue
Old Greenwich, Connecticut 06870

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Premcor Inc. (the "Company") and subsidiaries and The Premcor Refining Group Inc. ("Premcor") and subsidiaries for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, as indicated in our reports dated April 28, 2003, July 23, 2003 and October 27, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which was included in the Quarterly Reports on Form 10-Q of the Company and Premcor for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri